Exhibit 10.19
U.S. Water Services (LOGO)
February 21, 2007
Mr. Al Jentz
Amaizing Energy
2404 Hwy 30 W
Denison, IA 51442
Dear Mr. Jentz:
This document serves as the service agreement between US Water Services and Amaizing Energy for the 100 MMgy ethanol plant to be located in Atlantic, IA. Signing the service agreement shows the customers intent to utilize US Water Services as the water treatment supplier. Signing the LOI will allow US Water Service to commit to the necessary resources and equipment.
If US Water Services satisfactorily performs the engineering services and analytical support work required during the design build process as detailed in Appendix A with a value of over $78,000 if purchased through an outside consulting engineering company, US Water Services will expect to partner with Amaizing Energy for a long term water treatment chemicals and services. Appendix B shows the standard water treatment services agreement we will present when all the water and equipment information is known. If US Water Services does not satisfactorily perform the services detailed in Appendix A, the customer has no obligation to continue to utilize our services.
We would like a level of commitment from Amaizing Energy to show that the intention to utilize US Water Services as the water treatment company is a valid assumption. US Water Services is commitment to be competitive with other suppliers of similar services and equipment.
Printed Name

/s/ Al Jentz GM Alan H. Jentz	2/26/07
Al Jentz, General Manager,	Date
Amaizing Energy

/s/ Kent K. Herbst	2/21/07
Kent K. Herbst
Ethanol Team Leader – USWS